Exhibit 10.27

Confidential portions of this document have been omitted and filed separately with the Commission.

ALUMAX                                                2700 International Drive
TRANSPORTATION PRODUCTS                                              Suite 200
                                                        West Chicago, IL 60185
                           VIA FACSIMILE 319/547-6099             630/584-1000
November 27, 1996                                             Fax 630/584-1243

Mr. Gary Ihrke
Vice President, Operations
Featherlite Manufacturing, Inc.
Box 320
Cresco, IA 52136

Dear Gary:

This letter will confirm that Alumax Transportation Products agrees to supply and you agree to purchase ********** pounds of aluminum extrusions for delivery January, 1997 through December, 1997 via our assigned contract number ATP0078. Pricing during this contract period will be firm at $********** per pound.

Based upon your commitment, Alumax Transportation Products has taken the necessary actions, via an established metal position, to provide a firm price for the duration of this agreement. It is expected that shipments of finished product will occur in a timely manner, which in this case equates to approximately ********** pounds on a monthly basis.

In the event you do not fulfill the volume commitment during the contract period, you will be invoiced for and expected to pay an amount equal to any financial loss we incurred on the metal position we established in order to provide you with this firm price contract. The amount you would be invoiced would be calculated in accordance with the attached Alumax Extrusions, Inc. terms and conditions regarding firm priced contracts.

We believe the above establishes the essence of our agreement and we request that you acknowledge receipt and forward a signed copy of this contract for our files.

We appreciate your confidence in Alumax Transportation Products and look forward to the successful completion of this contract.

Best regards,


/s/ Ted E. Smothers                          ACKNOWLEDGED AND ACCEPTED:
Ted E. Smothers                              /s/ Gary Ihrke          12/2/96
Vice President, Sales & Marketing                Gary Ihrke
                                                 Vice President, Operations
                                                 Featherlite Manufacturing, Inc.


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